Exhibit 5.1

ALSTON&BIRD LLP

90 Park Avenue

12th Floor

New York, New York 10016-1387

212-210-9400

Fax: 212-210-9444

www.alston.com

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

April 24, 2013

Stemline Therapeutics, Inc. 750 Lexington Avenue, Sixth Floor New York, New York 10022

Re:	Registration Statement on Form S-8 — Stemline Therapeutics, Inc. 2012 Equity Incentive Plan Stemline Therapeutics, Inc. Amended and Restated 2004 Employee, Director and Consultant Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Stemline Therapeutics, Inc., a Delaware corporation (the “Corporation”), in connection with the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Corporation with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 3,483,566 shares of the Corporation’s common stock, $0.0001 par value per share (the “Shares”), which may be issued by the Company upon the grant or exercise of awards pursuant to the Stemline Therapeutics, Inc. 2012 Equity Incentive Plan and the Stemline Therapeutics, Inc. Amended and Restated 2004 Employee, Director and Consultant Stock Plan (collectively, the “Plans”).  We are furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion below, we have examined the Restated Certificate of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, records of proceedings of the Board of Directors and the Stockholders of the Corporation deemed by us to be relevant to this opinion letter, the Plans and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Corporation and of public officials, as we have

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

deemed appropriate as a basis for the opinion hereinafter set forth.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plans, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided for use in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.  This opinion letter is rendered as of the date hereof and we make no undertaking and expressly disclaim any duty to supplement or update the opinions rendered herein, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinions. We note specifically that the Shares may be issued from time to time hereafter, and our opinion is limited to the applicable laws, including the related rules and regulations, as in effect on the date hereof.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plans are duly authorized, and, when issued by the Corporation in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

/s/ Matthew W. Mamak
Matthew W. Mamak
A Partner